CytoSorbents™

CytoSorbents.
JUNE 2010

Contact Phillip P. Chan, CEO
7 Deer Park Drive, Suite K
Monmouth Jct, NJ 08852
O (732) 329 –8885 ext. *823
C (908) 307-0367
F (732) 329-8650
pchan@cytosorbents.com
www.cytosorbents.com

Management

CEO	Phillip P. Chan, MD, PhD
CMO	Robert H. Bartlett, MD
CFO	David Lamadrid, MBA
COO	Vincent Capponi, MS

Industry Medical Devices

Ticker OTCBB: CTSO



CYTOSORBENTS CORPORATION (OTCBB: CTSO) is a critical-care focused therapeutic device company in clinical trials with a powerful purification technology based on biocompatible, highly porous polymer beads designed to actively remove disease-causing substances from blood and physiologic fluids. CytoSorb™, the company's flagship product, is an efficient cytokine filter intended to reduce deadly inflammation caused by "cytokine storm" in critically-ill patients. With frequently fatal diseases commonly seen in medical and surgical intensive care units, such as sepsis, advanced influenza, severe lung injury, serious burn injury, trauma and pancreatitis, this cytokine storm-driven inflammation often leads to multiple organ failure that is a major cause of death in these patients. Current standard of care therapies are mainly supportive and do little to hasten disease recovery. CytoSorb represents a new generation of "active" therapies, designed to reverse the underlying cause of organ failure, potentially helping patients heal and recover faster, leading to reduced overall costs of treatment.

CytoSorb's blood compatible polymer beads are highly porous, capturing appropriately sized substances in its pores, while letting larger or smaller substances pass around or through. As blood is circulated through a cartridge of these beads using standard blood pumps such as dialysis equipment, cytokines and other toxins are captured by the beads and removed from blood. The "purified" blood is then returned to the patient. Based on all data from a single, major academic site (6 treated, 6 control patients) that was part of a human sepsis pilot study, CytoSorb demonstrated encouraging preliminary improvements in a number of key secondary clinical endpoints, including mortality, ventilator-free days and vasopressor use. CytoSorbents is currently 70% complete with enrollment of its 100 patient randomized, controlled European Sepsis Trial comparing standard of care therapy with standard of care therapy plus CytoSorb in the treatment of patients with severe infection and sepsis in the setting of respiratory failure. With a successful trial, CytoSorbents plans to seek CE Mark approval for CytoSorb™ in the European Union as a "cytokine filter" that would mark its important transition from a development stage to a commercial stage company.

CYTOSORBENTS IS A CRITICAL CARE PURE PLAY. Critical care medicine includes the treatment of patients with life-threatening diseases who require comprehensive care in the intensive care unit (ICU), with highly-skilled physicians and nurses and advanced technologies to support critical organ function to keep them alive. Some of these diseases have definitive treatment, but the standard of care treatment in many other diseases, particularly those due to massive inflammation, is mainly supportive care that is designed to keep the patient from dying while using acute management to tip the balance towards gradual recovery over time ("watchful waiting"). This is generally true for the treatment of many of the diseases mentioned above with high expected mortality. The lack of "active" therapies that can reverse the underlying cause of these diseases means that patients linger in the intensive care unit and are subject to secondary infections and other serious complications that greatly increase their risk of death. The treatment of these critical care patients is often so variable, that the costs often exceed the standard DRG (diagnosis related group) reimbursement that provides a lump sum reimbursement for that particular disease state, forcing already financially challenged hospitals to absorb these massive losses. As an example, a burn patient with more than 30% of his total body surface area burned can cost as much as $200,000 to treat.[1] CytoSorbents is a critical care pure play that hopes to change this dynamic with its flagship product, CytoSorb™, and a robust pipeline designed to actively treat a number of critical care diseases.

CRITICAL CARE MEDICINE IS A STRONG MARKET. Critical care medicine remains a strong market for innovative therapies that can heal patients faster and reduce the costs of treatment, particularly in the current environment of healthcare reform. For instance, effective treatments for ICU patients who face life or death with serious diseases such as sepsis, acute respiratory distress syndrome (ARDS), burn injury, and others, are "need to have" therapies that can command significant price premiums. Depending on patient outcome, these therapies are often inexpensive in comparison to the overall cost of treatment. Also, intensivists faced with watching their patients die due to the lack of effective therapies, are much more likely to try new therapies, particularly where few alternatives exist. The relative lack of competition in critical care therapies allows approved products to rapidly gain market penetration. And the concentrated focus of large ICUs in major referral center hospitals makes a targeted sales and marketing effort for critical care therapies much more cost effective.

CYTOSORB™ IS THE CORNERSTONE OF OUR CRITICAL CARE STRATEGY. CytoSorb™ is a unique, biocompatible cytokine filter that has the potential to broadly reduce cytokine storm without compromising the integrity of the immune system. Cytokines are small proteins that, in moderation, help to stimulate and regulate the immune system and are required for proper immune system function. However, in excess, cytokines can cause or exacerbate disease, such as in autoimmune diseases like rheumatoid arthritis, psoriasis and inflammatory bowel disease. This has led to the blockbuster category of targeted anti-cytokine therapies such Remicade ®, Enbrel ®, and Humira ®, that collectively have more than $14 billion in worldwide sales and have validated the anti-cytokine approach. However, in vast excess, often called "cytokine storm", cytokines can cause organ damage and failure and, in many cases, death. Cytokine storm is a major cause of organ failure in severe sepsis, burn injury, trauma, ARDS, pancreatitis and a number of other diseases where no or few effective therapies exist. Targeted anti-cytokine therapies have not historically been effective in treating these diseases. In these cases, the ability of CytoSorb to broadly remove many different cytokines is needed.

CYTOSORBENTS IS INITIALLY FOCUSED ON TREATING SEVERE SEPSIS, or the body's immune response to "overwhelming infection". The incidence of serious infection and sepsis is rising due to the spread of antibiotic resistant bacteria like MRSA, an aging population, an increase in co-morbid conditions like cancer and diabetes, and an increasing use of implantable devices like artificial hips and knees that are prone to infection. Severe sepsis afflicts more than one million patients in the US annually, 1.5 million in Europe, and an estimated 18 million people worldwide, killing one in every three, despite the best standard of care treatment that includes antibiotics. Septic shock, a more dangerous form of severe sepsis with persistent low blood pressure, kills more than one in every two patients. More die from severe sepsis and septic shock in the U.S. than from either heart attacks, strokes or any single form of cancer. The recent H1N1 swine influenza pandemic highlighted the serious lack of effective therapies for critically-ill septic patients. Only one product, Xigris® by Eli Lilly, has been approved to treat severe sepsis, but is not widely used due to concerns of cost, efficacy and potentially dangerous bleeding side effects.

SEPSIS IS COSTLY. In addition to the human toll, sepsis is one of the most expensive acute care diseases to treat. Severe sepsis patients account for up to 20% of all intensive care unit (ICU) admissions and require expensive and highly variable treatment and diagnostic procedures. For example, a septic patient in the ICU typically has multi-organ dysfunction requiring constant skilled nursing care and the use of expensive, supportive therapies such as mechanical ventilation, dialysis, and the administration of blood products, vasopressors, and costly drugs and antibiotics. These patients also undergo a wide range of other procedures including diagnostic imaging (X-rays, CT, MRI, ultrasound), blood tests, arterial blood gases, placement of blood and urine catheters, amongst others. In many cases, patients require some kind of surgical exploration, resection and debridement of necrotic tissues or fluid. The treatment of most sepsis patients in the ICU is also multi-disciplinary, often requiring the expertise of consultants in infectious disease, nephrology, surgery, nutrition and other fields. It is therefore not surprising that in 2001, the average cost per day in the ICU, the overall hospital cost and the total hospital length of stay of a sepsis patient requiring ICU care was nearly $3,000 a day, $39,949 ± 45,278 and 19 ± 19.4 days, respectively.[2] Another 2001 study concluded similar costs and estimated the total annual U.S. burden of sepsis at $16.7 billion, leading to substantial losses for the healthcare system.[3] These expenses have significantly increased over the past decade due to rising healthcare costs, an increase in sepsis incidence, and a continued lack of effective "active" therapies to reverse the underlying cause of sepsis and organ failure.

SEVERE SEPSIS IS THE RESULT OF TWO PROCESSES. The first is the infectious trigger, typically from either a bacterial infection like pneumonia or a viral infection like influenza. This can often be treated with antibiotics or antiviral medications. The second, and often more devastating, is the body's abnormal immune response to the infection, in the form of a massive production of cytokines termed "cytokine storm". Cytokine storm is directly toxic to cells, tissues and organs. In fact, it is widely accepted that cytokine storm and the ensuing severe inflammation, rather than the initial infection itself, is responsible for much of the organ failure, immune dysfunction, morbidity and death seen in sepsis. Cytokine storm has also been implicated as a major contributor of mortality with certain virulent strains of influenza such as avian (H5N1) and the 1918 H1N1 flu. Until recently, there have been no practical technologies that could actively reduce cytokine storm effectively – the holy grail of the industry for the past three decades. CytoSorb™ is a leader in this field and as a highly efficient cytokine filter, is being evaluated in clinical trials as a potential treatment for reducing cytokine storm.

CYTOSORB HAS SHOWN HUMAN PROOF-OF-CONCEPT, in a randomized, controlled human pilot study in patients with severe sepsis or septic shock. As part of this study, all data from a single, major academic site (6 treated, 6 control patients) demonstrated substantial preliminary improvements in key clinical endpoints including ventilator-free days, vasopressor use, all-cause mortality, organ failure scores, and days in the ICU. An encouraging finding was a more rapid pace of ventilator weaning in the treatment arm. Since respiratory failure requiring mechanical ventilation is a major reason why sepsis patients need to remain in the ICU, the ability to reverse lung injury and help patients get off the ventilator and out of the ICU, at $3,000 per day, could lead to substantial savings.

CYTOSORBENTS IS CURRENTLY CONDUCTING ITS EUROPEAN SEPSIS TRIAL, a 14-site, randomized, controlled clinical trial in Germany using CytoSorb™ to treat up to 100 patients with severe sepsis in the setting of respiratory failure. Patients are treated daily for up to seven days. Endpoints include cytokine reduction, 28- and 60-day all-cause mortality, ventilator status, organ failure scores, hemodynamic stability, immune system function and others. In the trial to date, the treatment has been well-tolerated with no serious device-related adverse events in more than 200 human treatments. Overall, CytoSorb™ has been used safely in a number of human studies in more than 550 treatments to date. With a successful trial, CytoSorb plans to seek CE Mark approval in Europe.

CYTOSORB COMMERCIALIZATION STRATEGY. If CytoSorb receives CE Mark approval, the company intends to begin marketing CytoSorb™ in Germany, the third largest medical device market in the world, and the largest, by far, in the European Union. The German Sepsis Society estimates more than 145,000 cases of sepsis each year in Germany alone. CytoSorbents is currently working with major thought leaders in the area of critical care and sepsis research at leading medical centers in Germany as part of the European Sepsis Trial. This will be helpful in marketing CytoSorb and in fostering scientific discourse. CytoSorb reimbursement is anticipated to fall under the German "diagnosis related group" (DRG) acute care reimbursement. Under this system, hospitals would purchase CytoSorb and subtract the cost from a pre-determined lump-sum payment made by insurance to the hospital based on the patient's diagnosis. No specific reimbursement code would be required for the CytoSorb device. If approved, CytoSorb could be used in Germany for the treatment of cytokine storm in other critical care diseases, and still be reimbursed. Following an initial launch in Germany, other countries such as Italy, France and Spain would also be targeted.

CYTOSORBENTS PLANS TO SEEK US STUDY IN 2011. In 2007, CytoSorbents received FDA allowance of its IDE application to begin a small sepsis study in the US. Due to a number of reasons, the company elected to pursue a much larger trial in Germany but still incorporated many of the requests of the FDA into this trial. The Company intends to present the European Sepsis Trial data to the FDA and work to negotiate the commencement of a randomized, controlled pivotal study in the US in 2011. CytoSorbents seeks to be a leading therapy in the US for the treatment of sepsis and cytokine storm.

CYTOSORBENTS COLLABORATES with investigators at the University of Pittsburgh Medical Center (UPMC) Department of Critical Care, one of the largest funded and most active centers for critical care research. In animal sepsis studies carried out at UPMC, CytoSorb™ significantly improved survival to 65% in CytoSorb™ treated animals from only 12.5% in sham controls. In addition, CytoSorb™ prevented shock and lowered cytokine levels in these animals as expected. CytoSorbents also collaborates with UPMC on a $7M multi-year NIH grant based on the usage of polymer technology in the treatment of sepsis.

CYTOSORBENTS' BROAD-SPECTRUM APPROACH IS VERY DIFFERENT from all previous attempts to treat sepsis with drugs or biologics. With the exception of Xigris® (Eli Lilly), which has not been widely embraced by physicians due to high cost, questions of efficacy and potentially dangerous side effects, none have been successful. Most have tried to remove or interfere with only a single cytokine or inflammatory mediator. In sepsis, however, there are too many cytokines and too much redundancy in the immune system for the removal of just one cytokine to have much effect. CytoSorb™, as a medical device, has the potential to broadly and simultaneously reduce multiple cytokines, toxins and other important factors in sepsis that a single drug or antibody cannot. By reducing the direct toxic effects of cytokines and either preventing or mitigating organ failure, CytoSorb™ may have a beneficial "multiplier effect" that could increase survival. Potential examples include reduction of organ ischemia due to hypotensive shock, faster weaning from mechanical ventilation with decreased risk of ventilator acquired pneumonias, reduction in acute kidney injury leading to improved fluid balance, toxin removal and acid-base control, reduced permeability of the gut epithelium potentially decreasing endotoxemia, and fewer days in the intensive care unit with fewer interventions and complications.

EXPERIENCED AND ACCOMPLISHED MANAGEMENT TEAM

- **Phillip Chan, MD, PhD – Chief Executive Officer** – is a Board-certified internal medicine physician trained at Harvard and Yale Medical School, a former Partner at NJTC Venture Fund focused on healthcare and life science investments, and a co-founder of the privately-held medical device firm, Andrew Technologies.
- **Robert Bartlett, MD - Chief Medical Officer** - is world-renowned as the pioneer in extracorporeal membrane oxygenation therapy (ECMO) and the former Director of the Surgical Intensive Care Unit at University of Michigan, with extensive experience in critical care medicine including the treatment of sepsis and respiratory disease.
- **Vincent Capponi, MS - Chief Operating Officer** - has more than 20 years experience in the medical device, pharmaceutical and imaging fields at Upjohn, Sims Deltec and Sabratek with strengths in operations and manufacturing.
- **David Lamadrid, MBA - Chief Financial Officer** - has over 17 years of business experience in finance and management, previously at Chase Manhattan Bank.

CYTOSORBENTS' PATENT PORTFOLIO IS STRONG AND GROWING with 27 issued patents and multiple applications pending. These patents establish CytoSorbents as one of the leaders in extracorporeal blood purification to remove toxins and cytokines from blood and physiologic fluids. The patents, all of which have substantial patent life, cover a broad platform technology that has many therapeutic applications outside of sepsis.

CYTOSORB™ ADVANTAGES

- **Razor / razor-blade disposable** – Works with standard hospital dialysis equipment, and is the high margin "razor-blade" in the "razor/razor-blade" business model
- **Broad spectrum device** – Specifically designed to remove a broad range of cytokines and toxins making this the most logical strategy to treat cytokine storm
- **Efficient cytokine removal** – Capable of removing up to 90% of certain cytokines from blood in a single *in vitro* treatment
- **Strong animal data** – Significantly improved short and long-term survival, hemodynamic stability and cytokine removal [4,5]
- **Easy to use** – Minimal learning curve, uncomplicated set up and high ease of use
- **Hemocompatible** – Polymer beads can directly contact blood without material negative effects
- **Massive capacity** – A single cartridge has more than seven football fields of surface area to bind cytokines
- **Long shelf life** – No biologic components such as antibodies or cells means excellent storage and shelf life
- **Extensive testing and safety history** – Passed extensive animal safety with 160 canine treatments and ISO 10993 biocompatibility testing. No serious device-related adverse events in more than 550 human treatments with good tolerability and safety
- **Low manufacturing risk** – CytoSorbents manufactures and packages its own polymer bead cartridges under strict, reproducible, well-documented guidelines in compliance with FDA IDE standards. CytoSorbents current manufacturing facilities are sufficient to supply anticipated initial demand for approximately 1-2 years
- **Limited competition** – Only Xigris (Eli Lilly) has been approved to treat sepsis, but has questionable efficacy and safety
- **Reimbursement friendly** – Falls under the favorable diagnosis related group (DRG) hospital reimbursement and not individual product reimbursement. An ability to demonstrate improved patient outcome with reduced ICU care should drive adoption

PIPELINE

CytoSorbents' valuable patented polymer technology can be modified to remove substances as small as drugs to substances as large as antibodies from blood and physiologic fluids. This technology platform is the basis of a robust pipeline of potential products in development.

PRODUCT	INDICATION	DESCRIPTION	STATUS
CytoSorb™	Severe sepsis ARDS / acute lung injury	Highly efficient cytokine filter that is designed to treat cytokine storm	Current European Sepsis Trial for CE Mark approval
BetaSorb™	Improvement of hemodialysis in end-stage renal disease	Removal of mid-molecular weight toxins that are inefficiently removed by standard dialysis	Four human pilot studies
CytoSorb™	-Cardiac Surgery -Organ Preservation - Influenza - ARDS/ALI - Burns & Inhalation injury - Severe Pancreatitis	Highly efficient cytokine filter to reduce cytokine-induced organ injury	-Observational human study -Human pilot -Pre-clinical -Pre-clinical -Pre-clinical -Pre-clinical
CST 101	Drug overdose, chemical exposure or intoxication	Efficient single pass removal of a number of drugs from blood	Pre-clinical proof of concept completed
CST 201	Adjunct cancer treatment: Chemotherapy removal during high dose regional chemotherapy	Efficient single pass removal of certain chemotherapy agents from blood	Pre-clinical proof of concept completed
CST 301	Trauma	Removal of myoglobin from blood caused by muscle breakdown and rhabdomyolysis in trauma	Pre-clinical proof of concept completed

BUSINESS DEVELOPMENT STRATEGY

CytoSorbents has an active business development program, seeking potential strategic partners to license various potential applications of our technology, help fund clinical development and assist in the sales, marketing and distribution of CytoSorb™ in various geographic territories. The economics of a high margin disposable device in an under-served multi-billion dollar market with strategically important technology should be attractive to a number of potential partners in the medical device, dialysis, material science, filtration and critical care spaces. CytoSorbents also seeks to out-license a number of non-core applications of its resin to better commercially develop its platform technology. Whether through strategic partnerships or taken to the market directly, the technology represents a promising adjunctive treatment for severe sepsis and other critical care disease states.

SUMMARY

CytoSorbents is a critical care-focused therapeutic device company using blood purification to treat major critical care diseases that currently have few "active" therapies. Our flagship product is CytoSorb™, a highly efficient cytokine filter designed to treat potentially deadly inflammation caused by "cytokine storm". Following anticipated completion of its European Sepsis Trial in 2010, CytoSorbents plans to seek CE Mark approval for CytoSorb™ and begin marketing the device in the European Union. If approved as a cytokine filter, in addition to sepsis, the device could be used in Germany for many other critical care diseases such as burn injury, acute respiratory distress syndrome, trauma and others. This would mark a major milestone in the history of the Company, transitioning it from a development stage company to a commercial stage company. The Company has leading, patented technology backed by strong science and a highly profitable business model. We believe CytoSorb™ has the potential to be a blockbuster therapy that can be sold throughout the world as a treatment for sepsis and other diseases exacerbated by cytokine storm. If successful, these characteristics position the Company well for growth and future value creation for shareholders. Also, we continue to unlock the value of our underlying polymer platform technology through the ability to modify it for other medical applications, further broadening our pipeline and potential for out-licensing opportunities. If interested in learning more about CytoSorbents, please contact Dr. Phillip Chan, CEO at pchan@cytosorbents.com

REFERENCES

[1] Saffle, JR, et al. "Recent outcomes in the treatment of burn injury in the United States; a report from the American Burn Association Patient Registry", J Burn Care Rehabil (1995); 16(3 Part 1); 219-232.

[2] Teres, D, et al. "Cost fo care associated with early sepsis (first 24 hours of admission) in a United States medical center", Critical Care (2001), 5(Suppl 1):258

[3] Angus, D, et al. "Epidemiology of severe sepsis in the United States: Analysis of incidence, outcome and associated costs of care", Crit Care Med (2001), 29(7):1303-1310.

[4] Kellum, JA, et al "Hemoadsorption removes TNF, IL-6, and IL-10, reduces NF-KB DNA binding, and improves short-term survival in lethal endotoxemia", Crit Care Med (2004), 32(2): 801-805

[5] Peng, ZY, Carter, MJ, Kellum, JA "Effects of hemoadsorption on cytokine removal and short term survival in rats", Crit Care Med (2008), 36(5): 1573-7

Remicade®, Enbrel®, Humira® and Xigris® are registered trademarks of Johnson&Johnson, Amgen, Abbott Laboratories, and Eli Lilly and Company, respectively